UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	11-6040273
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11 Madison Avenue, 17th Floor New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, No Par Value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box.    ☐

Securities Act registration statement file number to which this form relates: 333-69362 (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

This Form 8-A/A is filed by Weight Watchers International, Inc. (the “Registrant”) to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Registrant on November 9, 2001.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

At 5:00 P.M., New York City time, on November 19, 2011, the “Final Expiration Date” occurred under the Rights Agreement, dated as of November 15, 2001, between the Registrant and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), as amended (the “Rights Agreement”). As a result, the Rights Agreement and the Rights issued thereunder expired by their own terms and each share of common stock, no par value, of the Registrant is no longer accompanied by a right to purchase, under certain circumstances, one one-hundredth of a share of Series B Junior Participating Preferred Stock of the Registrant. Shareholders of the Registrant were not entitled to any payment as a result of the occurrence of the Final Expiration Date and the expiration of the Rights.

Item 2. Exhibits.

Item 2 is hereby amended and restated as follows:

Exhibit Number	Description
*3.1	Amended and Restated Articles of Incorporation of the Registrant.

*3.2	Articles of Amendment to the Articles of Incorporation, as Amended and Restated, of the Registrant to Create a New Series of Preferred Stock Designated as Series B Junior Participating Preferred Stock, adopted as of November 14, 2001.

*3.3	Amended and Restated By-laws of the Registrant, as amended through November 12, 2002.

*4.1	Specimen of stock certificate representing the Registrant’s common stock, no par value.

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.
DATED: January 6, 2012

	By:	/s/ Jeffrey A. Fiarman
	Name:	Jeffrey A. Fiarman
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit Number	Description
*3.1	Amended and Restated Articles of Incorporation of the Registrant.

*3.2	Articles of Amendment to the Articles of Incorporation, as Amended and Restated, of the Registrant to Create a New Series of Preferred Stock Designated as Series B Junior Participating Preferred Stock, adopted as of November 14, 2001.

*3.3	Amended and Restated By-laws of the Registrant, as amended through November 12, 2002.

*4.1	Specimen of stock certificate representing the Registrant’s common stock, no par value.

*	Filed herewith.